UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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VIVUS, Inc.

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On June 27, 2013, VIVUS, Inc., or the Company or VIVUS, released a letter to the Company’s stockholders updating the stockholders on recent developments in the Company’s business and urging them to vote for the Company’s director nominees at the Company’s 2013 Annual Meeting of Stockholders.  The letter is being mailed to the Company’s stockholders.  A copy of the letter is attached as Exhibit 1.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission, or the SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

FMC = RISK:  Vote the GOLD Proxy Card

June 27, 2013

Dear Stockholder:

We are writing to caution you that, in our view, a vote for First Manhattan Co. (“FMC”) and Sam Colin equals increased RISK:

•                 Risk to the value of your investment. We believe a complete turnover of VIVUS’s Board and management would throw the Company into turmoil as we seek to accelerate the commercialization of Qsymia® (phentermine and topiramate extended-release) capsules CIV into thousands of certified retail pharmacies, actively engaged with payers to improve coverage, and initiating our consumer advertising campaign to increase patient awareness.

•                 Risk by disrupting our ongoing Qsymia commercialization effort, which we believe will deliver results in the second half of 2013.

•                 Risk by jeopardizing the discussions we are currently having with large pharmaceutical companies to increase our primary care physician outreach for Qsymia.

Sam Colin is a fund manager who has never run a pharmaceutical company (or ever worked in one) but believes he knows better than the experienced management team and Board of Directors of VIVUS who developed Qsymia, achieved its FDA approval, and are working tirelessly to launch into thousands of certified retail pharmacies and activate patients to seek medical treatment.

His actions also suggest a “win at all costs” approach that we believe has harmed stockholder value.

Sam Colin previously issued a press release seeking to downplay the impact that the approval of the Qsymia REMS modification would have on VIVUS’s share price.  Is this in the best interest of stockholders?

•                 We have consistently stated that we would engage in commercialization discussions with major pharmaceutical companies after the REMS modification was achieved.  Now, Sam Colin has demanded that we refrain from entering into a partnership agreement for Qsymia prior to our Annual Meeting.  Is this in the best interest of stockholders?

VIVUS, Inc. | 351 E Evelyn Avenue | Mountain View, CA 94041-1530 | Tel (650) 934-5200 | www.vivus.com

•                 Sam Colin has asserted that the level of short seller interest in VIVUS is an endorsement of his slate.  The most direct way to create a short squeeze and increase stockholder value is by executing on a sound commercialization plan.  Your Board and management team has a plan to maximize stockholder value and is executing on that plan.

•                 FMC’s latest presentation confirms our LONG-HELD belief that FMC has no plan.  FMC is advocating ideas no different from what the VIVUS Board and management team are already doing.  In addition, we strongly believe that FMC does not have the expertise to launch a new product in a new category.  Is this in the best interest of stockholders?

•                 All of these false claims and disruptive actions come from an investor who, up to and through Qsymia’s launch, consistently backed our strategic commercialization plan and applauded management, our accessibility, and our willingness to engage with stockholders.  We believe that, given the accessibility that management has afforded to Sam Colin, stockholders should be asking him why, rather than make constructive suggestions to management, he chose instead to wage this costly and distracting proxy fight at this critical juncture.  Is this in the best interest of stockholders?

VOTE FOR THE VIVUS DIRECTOR NOMINEES ON THE GOLD PROXY CARD TODAY

Your vote is extremely important, no matter how many or how few shares you own. Protect your investment in VIVUS by voting the GOLD proxy card today.

We urge you to vote today by Internet, by telephone or by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any proxy card sent to you by FMC. If you have already voted a white proxy card sent to you by FMC, you have every right to change that vote by simply voting a later-dated GOLD proxy card.  Please review our proxy materials and other stockholder communications at www.vivus.com.

Sincerely,

/s/ Leland F. Wilson

Leland F. Wilson

Chief Executive Officer

If stockholders have any questions or would like assistance

in voting the GOLD proxy card, please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

VIVUS, Inc. | 351 E Evelyn Avenue | Mountain View, CA 94041-1530 | Tel (650) 934-5200 | www.vivus.com

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. VIVUS does not undertake an obligation to update or revise any forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission (“SEC”).

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

VIVUS, Inc. | 351 E Evelyn Avenue | Mountain View, CA 94041-1530 | Tel (650) 934-5200 | www.vivus.com

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VIVUS, Inc. | 351 E Evelyn Avenue | Mountain View, CA 94041-1530 | Tel (650) 934-5200 | www.vivus.com